Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
dated as of
January 14, 2008
by and among
COMPENSATION TECHNOLOGIES LLC,
CALLIDUS SOFTWARE, INC.,
CT MERGER SUB LLC,
ROBERT CONTI, GARY TUBRIDY and DAVID CICHELLI
and
Robert Conti, as Member Representative

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	9

ARTICLE 2
The Merger

Section 2.01. The Merger	9
Section 2.02. Allocation of Merger Consideration	10
Section 2.03. Conversion of Units	10
Section 2.04. Payment	11
Section 2.05. Equity Options	12
Section 2.06. Withholding Rights	12

ARTICLE 3
Milestone Payments

Section 3.01. Milestone Payments	13
Section 3.02. Determination of Milestones	13
Section 3.03. Disputes and Resolution Thereof	14
Section 3.04. Rights to Receive Milestone Merger Consideration Not Transferable	14
Section 3.05. Tax Treatment of Milestone Payments	14

ARTICLE 4
The Surviving LLC

Section 4.01. Certificate of Formation	15
Section 4.02. Operating Agreement	15
Section 4.03. Managers and Officers	15

ARTICLE 5
Representations and Warranties of the Company and the Major Members

Section 5.01. Corporate Existence and Power	15
Section 5.02. Corporate Authorization	16
Section 5.03. Governmental Authorization	16
Section 5.04. Non-contravention	16
Section 5.05. Capitalization	17
Section 5.06. Ownership of Units; Option Plan	17
Section 5.07. Subsidiaries	18

i

ii

Schedule I	Member Payment Instructions
Schedule II	Legal Fees of Hayden Bergman Rooney
Exhibit A	Achievement of Milestone 2
Exhibit B	Employment Agreement with Robert Conti
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Letter of Transmittal

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 14, 2008 by and among Compensation Technologies LLC, a Delaware limited liability company (the “Company”), Callidus Software, Inc., a Delaware corporation (“Parent”), CT Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Robert Conti, as representative (“Member Representative”) of the members of the Company (the “Members”) and Robert Conti, Gary Tubridy and David Cichelli in their capacity as Members of the Company (the “Major Members”).
RECITALS
     A. The Members and Managers (as defined herein) of the Company and Merger Subsidiary and the Board of Directors of Parent have determined that it would be advisable and in the best interests of the security holders of their respective companies that Merger Subsidiary merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.
     B. Pursuant to the Merger, among other things, the issued and outstanding units of membership interest (the “Units”) of the Company shall be converted into the right to receive the Merger Consideration in the manner set forth herein.
     C. Concurrently with the execution and delivery of this Agreement, and as a condition to Parent and the Members entering into this Agreement, Parent’s affiliate, CMS Merger Sub, will merge with and into CMS (as defined herein), with CMS to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the CMS Merger Agreement (as defined herein).
     D. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent and Members to enter into this Agreement, Executive (as defined herein) is entering into an Employment Agreement with the Parent, substantially in the form attached hereto as Exhibit B (the “Employment Agreement”).
     E. On the date hereof, but prior to the Closing, all holders of options to purchase securities of the Company (“Company Equity Options”) have exercised the vested portions of such options in full.
     F. A portion of the consideration otherwise payable by Parent to Members in connection with the Merger shall be placed in escrow by Parent, on behalf of the Members, as sole security for the indemnification obligations set forth in this Agreement and the CMS Merger Agreement.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
     “Achievement of Milestone 1” means that Executive either (i) has not terminated his employment with Parent or an Affiliate or any successor to Parent prior to December 31, 2008 except for Good Reason or (ii) has been terminated by Parent without Cause prior to December 31, 2008.
     “Achievement of Milestone 2” shall have the meaning set forth in Exhibit A.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate Merger Consideration” means the sum of the Upfront Payment and all Milestone Amounts earned pursuant to Article 3.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

     “Cause” means the occurrence of one or more of the following: (i) any material act of misconduct or dishonesty by Executive in the performance of his duties under the Employment Agreement or Confidentiality Agreement that causes material harm to the Company, as determined by the Audit Committee of the Parent’s Board of Directors; (ii) Executive’s willful and material failure to perform his duties under the Employment Agreement or Confidentiality Agreement that causes material harm to the Company; and (iii) Executive’s conviction of (or pleading guilty or nolo contendere to) a felony involving theft, embezzlement, dishonesty or moral turpitude; provided that in the case of clause (i) or (ii), Executive shall have a period of 30 days from written notice by the Parent to cure such action or omission.
     “Change of Control” means merger, consolidation or sale of all or substantially all of the assets of Parent, other than any such transaction in which the stockholders of Parent own, by virtue of their ownership of Parent stock prior to such transaction, at least 50% of the outstanding voting securities of the surviving, resulting or parent corporation or other business entity in such transaction, or any sale by Parent, directly or indirectly, by way of stock sale, asset sale or merger or otherwise, of any portion of the Services Business that materially and adversely affects the ability to attain Achievement of Milestone 2.
     “Closing Merger Consideration” means the Upfront Payment less the Escrow Amount divided by the number of Units outstanding immediately prior to the Effective Time.
     “CMS Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof among Compensation Management Services LLC (“CMS”), Parent and certain other parties.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Combined Survivor” means the Surviving LLC and the Surviving CMS LLC, taken together.
     “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of October 31, 2007 and the footnotes thereto.
     “Company Balance Sheet Date” means October 31, 2007.
     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.
     “Delaware Law” means the Delaware Limited Liability Company Act.

     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Escrow Agent” means Deutsche Bank National Trust Company.
     “Escrow Agreement” means the agreement among Parent, Company and Escrow Agent in substantially the form of Exhibit D hereto.
     “Escrow Amount” means $720,000.
     “Executive” means Robert Conti.
     “GAAP” means generally accepted accounting principles in the United States.
     “Good Reason” shall mean any of the following without Executive’s written consent: (i) any reduction in Executive’s base salary, except for any downward adjustments that shall be made only as part of a proportional adjustment for all Parent’s officers, (ii) any reduction in Executive’s duties, responsibilities or title that materially and adversely affects the ability to attain Achievement of Milestone 2; or (iii) a requirement that Executive relocate to a location more than 35 miles from his then current office location; provided that Executive must provide written notice to Company within 30 days of occurrence of Good Reason, give Parent 15 days to cure and resign within 45 days thereafter. Executive shall also be deemed to have terminated his employment for Good Reason if he dies or is Disabled. For purposes hereof, “Disabled” shall mean that due to a physical or mental disability, Executive is unable to perform his duties for Parent, Surviving LLC or Surviving CMS LLC for a period of more than 30 consecutive days or more than 60 in the aggregate during any consecutive 12 months. A medical doctor agreed upon in writing by Member Representative and Parent shall determine whether Executive is Disabled.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
     “Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including research and development information and information necessary to perform certain services), (vii) databases and data collections, (viii) any other similar type of proprietary intellectual property right and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “knowledge” of Parent or the Company means the actual knowledge of such Person’s officers after reasonable inquiry of those employees of the entity who have managerial responsibility in respect of the matter of such inquiry.
     “Legal Fees” means the fees and expenses of counsel to the Company, Hayden Bergman Rooney, Professional Corporation, in the amount set forth on Schedule I hereto.
     “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured or unmatured, including, without limitation, “off-balance sheet” liabilities.

     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations or prospects of such Person and its subsidiaries, taken as a whole.
     “Merger Consideration” means the Upfront Payment and Milestone Amounts divided by the number of Units outstanding immediately prior to the Effective Time.
     “Milestone Amount” means the aggregate amount payable pursuant to Section 3.01, hereof.
     “Milestone Payment 1” means $1,520,000 provided that, upon Achievement of Milestone 1, no more than an aggregate maximum of $1,900,000 will be paid under this Agreement and the CMS Merger Agreement.
     “Milestone Payment 2” has the meaning set forth in Exhibit A.
     “Milestones” means, collectively, Milestone 1 and Milestone 2.
     “1933 Act” means the Securities Act of 1933.
     “1934 Act” means the Securities Exchange Act of 1934.
     “Operating Agreement” means the Operating Agreement of the Company dated January 16, 2004.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned or exclusively in-licensed by the Company.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the

Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Services Business” means Parent’s business of providing professional services including, but not limited to, services provided by Parent’s North America group, APAC group, EMEA group, On-demand implementation and consulting services group, Solutions Architecture group, Manage Services group, Process Solutions group, and Professional Development group. After the Closing, the Services Business shall also include the business of Surviving LLC.
     “Surviving CMS LLC” means the LLC entity that survives upon the completion of the transactions contemplated by the CMS Merger Agreement.
     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).
     “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).
     “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
     “Units” means the units representing a membership interest in the Company.
     “Upfront Payment” means $6,640,000 less 80% of the Legal Fees.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.02
Aggregate Deemed Payment	2.06
Agreement	Preamble
Allocation Statement	2.02
Backlog Report	6.06
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Equity Options	Recitals
Company Securities	5.05
Competitive Business	7.05
Effective Time	2.01
e-mail	10.01
Employee Plans	5.23
Escrow Fund	9.02
Escrow Period	9.02
Expiration Date	9.01
Indemnified Parties	9.02
Loss(es)	9.02
Manager Approval	5.02
Material Contract	5.11
Member Approval	5.02
Member Communications	5.27
Members	Preamble
Member Representative	Preamble

Term	Section
Merger	Recitals
Merger Subsidiary	Preamble
Multiemployer Plan	5.23
Notice of Dispute	3.03
Officer’s Certificate	9.02
Parent	Preamble
Permits	Section 5.17
Restricted Period	7.05
Specified Representations	9.01
Subsidiary	5.07
Surviving LLC	2.01
Taxing Authority	1.01
Transfer Tax	7.03
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.
ARTICLE 2
The Merger
     Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the

Company shall be the surviving limited liability company (the “Surviving LLC”).
     (b) As soon as practicable after this Agreement has been duly executed by all parties hereto (the “Closing,” and such date, the “Closing Date”), the Company shall file a certificate of merger in the form attached hereto as Exhibit C with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State.
     (c) From and after the Effective Time, the Merger shall have the effect set forth under Delaware Law, and without limiting the foregoing, from and after the Merger, the Surviving LLC shall succeed without transfer to all rights and properties of the Company and Merger Subsidiary, and shall be subject to the debts and liabilities of the Company and Merger Subsidiary as if the Surviving LLC had incurred such debts and liabilities, all as provided under Delaware Law.
     Section 2.02. Allocation of Merger Consideration. (a) As soon as practicable after the Closing, Parent shall deliver to the Member Representative a statement (the “Allocation Statement”), allocating the Aggregate Merger Consideration (plus assumed liabilities, to the extent properly taken into account under Section 1060 of the Code) among the assets of the Company in accordance with Section 1060 of the Code. If within ten days after the delivery of the Allocation Statement the Member Representative notifies Parent in writing that the Member Representative objects to the allocation set forth in the Allocation Statement, Parent and the Member Representative shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Parent and the Member Representative are unable to resolve such dispute within 20 days, Parent and the Member Representative shall jointly retain accounting firm of good repute (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Member Representative.
     (b) Parent, the Surviving LLC and the Member Representative agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).
     Section 2.03. Conversion of Units.
     (a) Other than Units held by the Company in treasury or owned by Parent, each Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the Aggregate Merger Consideration as follows:
     (i) at the Closing, each Unit shall entitle the holder thereof to receive the Closing Merger Consideration;
     (ii) (1) on December 31, 2008, to the extent earned, each Unit shall entitle the holder thereof to receive the Milestone Payment 1 divided by the number of Units outstanding immediately prior to the Effective Time; and (2) on February 1, 2009, to the extent earned, each Unit shall entitle the holder thereof to receive the Milestone Payment 2 divided by the number of Units outstanding immediately prior to the Effective Time; provided that if there is a bona fide dispute as to the extent to which the Milestone Payment 2 has been earned, the portion of the Milestone Payment 2 in dispute shall not be due and payable until five days after the dispute has been resolved pursuant to the terms of this Agreement.
     (iii) each Unit shall entitle the holder thereof to receive the quotient obtained by dividing (A) any amount released to Members out of the Escrow Fund pursuant to Article 9 by (B) the number of Units outstanding immediately prior to the Effective Time.
     (b) each Unit held by the Company in treasury or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
     (c) the membership interests of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become the membership interests of the Surviving LLC with the same rights, powers and privileges as the membership interests so converted and shall constitute the only outstanding membership interests of the Surviving LLC; and
     (d) the parties acknowledge and agree that (i) the Escrow Amount shall be deducted from the Upfront Payment payable to holders of Units pursuant to this Article 2, and shall only be payable to the Members (x) upon release from the Escrow Fund in accordance with the Escrow Agreement and (y) to the extent not reduced by indemnification payments pursuant to Article 9 below.
     Section 2.04. Payment. (a) At the Closing, Parent shall pay the Closing Merger Consideration to each Member, in respect of each Unit held by such Member. The aggregate amount of each Member’s payment and each Member’s payment instructions are set forth on Schedule I attached hereto.
     (b) At the Closing, Parent shall pay the Escrow Amount to the Escrow Agent to be held pursuant to Section 9.02 below.

     (c) If any portion of the Aggregate Merger Consideration is to be paid to a Person other than the Person in whose name the Units are registered on the books of the Company, it shall be a condition to such payment that the Person in whose name the Units are registered on the books of the Company shall have executed such transfer documents as Parent may reasonably request and that the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of Units or establish to the satisfaction of Parent that such Tax has been paid or is not payable.
     (d) After the Closing, there shall be no further registration of transfers of Units.
     (e) Parent shall not be liable to any former holder of Units for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately prior to such time when amounts remaining unclaimed by former holders of Units would otherwise escheat to or become property of any Governmental Authority, such unclaimed amounts shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.
     (f) Prior to any payment hereunder to a Member, such Member shall have delivered a properly completed letter of transmittal in the form attached hereto as Exhibit E, together with IRS Form W-8 or W-9, as appropriate.
     (g) At the Closing, Parent shall wire the Legal Fees to Hayden Bergman Rooney, Professional Corporation, pursuant to the payment instructions set forth on Schedule II hereto.
     Section 2.05. Equity Options. Any options to purchase any securities of the Company (or any portions thereof), which have not been exercised prior to the Closing shall be canceled for no consideration.
     Section 2.06. Withholding Rights. Each of the Surviving LLC, the Escrow Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving LLC, the Escrow Agent or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Units or Company Equity Options in respect of which the Surviving LLC, the Escrow Agent or Parent, as the case may be, made such deduction and withholding. The Company acknowledges and agrees that, for all tax purposes, each Member shall be treated as receiving, on the Closing Date, both (i) the Closing Merger Consideration and (ii) such Member’s pro rata portion of the Escrow Amount (the sum of (i) and (ii), the “Aggregate Deemed Payment”). For the avoidance of doubt, the Company shall deduct and withhold for the amounts payable to each Member that exercised options to purchase Units on the Closing Date such amounts as the Company is required to deduct and withhold from the Aggregate Deemed Payment with respect thereto.
ARTICLE 3
Milestone Payments
     Section 3.01. Milestone Payments. The parties acknowledge and agree that the achievement or non-achievement of the Milestones are material factors in determining the valuation of the Company by Parent. Therefore, the parties agree that Parent shall withhold the Milestone Amount from the Aggregate Merger Consideration otherwise payable to the Members pursuant to Article 2, the payment of such amounts to the Members to be contingent on, and subject to, the following:
     (i) upon Achievement of Milestone, the Milestone Payment 1 shall be paid in full by Parent to the Members as set forth in Section 2.03(a)(ii)(1);
     (ii) upon Achievement of Milestone 2, or any portion thereof, as set forth on Exhibit A, then Milestone Payment 2 shall have been earned to the extent set forth in Exhibit A and shall be paid by Parent to the Members as set forth in Section 2.03(a)(ii)(2); and
     (iii) in the event of any Change of Control prior to December 31, 2008, then Milestone 1 shall be deemed to have been achieved and Milestone 2 shall be deemed to have been 100% achieved and the Milestone Amounts shall become immediately due and payable by Parent to the Members.
All Milestone Payments shall be paid to the Members pursuant to the instructions set forth on Schedule I attached hereto.
     Section 3.02. Determination of Milestones. Determination of the achievement of the Milestones shall be made in the reasonable judgment of Parent in accordance with the provisions of this Article 3 and Exhibit A. Unless the Milestone Payment 1 has been earned and paid out to the Members previously, Parent covenants that the Achievement of Milestone 1 shall be determined on December 31, 2008. Unless the Milestone Payment 2 has been earned and paid out to the Members previously, Parent covenants that the Achievement of Milestone 2 shall be determined by January 31, 2009 and written notice of such Achievement or non-Achievement of Milestone 2 shall be provided, with reasonable detail supporting such determination, to the Member Representative by January 31, 2009.

     Section 3.03. Disputes and Resolution Thereof. (a) In the event that the Member Representative disagrees with Parent as to whether a Milestone has been achieved, the Member Representative may deliver a written notice of such dispute to Parent setting forth in reasonable detail an explanation of the disagreement and the position of the Member Representative with respect thereto (a “Notice of Dispute”). If the Member Representative delivers a Notice of Dispute pursuant to this Section 3.03, Parent and the Member Representative shall, during the 20 Business Days following such delivery, use reasonable efforts to resolve the disagreement. If Parent and the Member Representative are able to resolve the dispute during such 20 Business Day period (or such longer period as Parent and the Member Representative may mutually agree), Parent and the Member Representative shall enter into an agreement setting forth the resolution of the dispute, which agreement shall be final and binding upon Parent and its Affiliates and the Members and shall not be subject to challenge by any of the foregoing in a court of law or otherwise.
     (b) In the event that Parent and the Member Representative cannot resolve the dispute within 20 Business Days (or such longer period as Parent and the Member Representative may mutually agree) after the delivery of the Notice of Dispute, the dispute shall be resolved by arbitration in accordance with the procedures set forth in Section 9.02(f) for disputes with respect to payments from the Escrow Fund.
     Section 3.04. Rights to Receive Milestone Merger Consideration Not Transferable. Except with the written consent of Parent, no Member or former Member may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any Milestone Merger Consideration, other than (i) by the laws of descent and distribution or succession or (ii) as a result of any donative transfer to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or sibling, including adoptive relationships of any Member, or a trust, corporation, partnership or other entity for the exclusive benefit of such persons. A transfer of rights to receive any Milestone Merger Consideration other than pursuant to clause (i) or (ii) above, shall be made in whole and not in part. Any transfer in violation of this Section 3.04 shall be null and void and shall not be recognized by Parent.
     Section 3.05. Tax Treatment of Milestone Payments. (a) Unless otherwise required by law, the Parties acknowledge and agree that (i) any Milestone Payments made to any of the Major Members shall be treated, for U.S. federal income tax purposes, as additional consideration paid to such Major Members and (ii) a portion of each such Milestone Payment shall be treated as interest to the extent required by Section 483 or Section 1274 of the Code.
     (b) Unless otherwise required by law, the Parties acknowledge and agree that any Milestone Payments made to any Member on account of Units acquired on the exercise of options on the Closing Date shall be treated, for U.S.

federal income tax purposes, when such Milestone Payments are paid as a payment of compensation for services.
ARTICLE 4
The Surviving LLC
     Section 4.01. Certificate of Formation. The certificate of formation of the Company in effect at the Effective Time shall be the certificate of formation of the Surviving LLC until amended in accordance with Applicable Law.
     Section 4.02. Operating Agreement. The operating agreement of the Merger Subsidiary in effect at the Effective Time shall be the operating agreement of the Surviving LLC until amended in accordance with Applicable Law.
     Section 4.03. Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the managers of Merger Subsidiary at the Effective Time shall be the managers of the Surviving LLC and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving LLC.
ARTICLE 5
Representations and Warranties of the Company and the Major Members
     The Company and each Major Member severally and not jointly hereby represent and warrant to Parent that each of the statements contained in this Article 5 are true and complete in each case as of the date hereof, except as specifically disclosed in the Company Disclosure Schedule attached hereto. Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, each item set forth in the Company Disclosure Schedule by reference to a section or subsection of this Article 5 will be deemed to qualify each other section or subsection of this Article 5 where the relevance of such item is readily apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsection.
     Section 5.01. Corporate Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of its current and effective certificate of formation and its limited liability company agreement, which is the Operating Agreement, each of which has not been amended, supplemented, revised from the form previously provided to Parent (and no such amendment has been approved by the Members). The Company is not in violation of any of the provisions of its certificate of formation or the Operating Agreement.
     Section 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. At a meeting duly called and held or by written consent in lieu thereof, Members of the Company who own more than 66 2/3% of the Units have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, as required by the Operating Agreement and Delaware Law (the “Member Approval”). At a meeting duly called and held or by written consent in lieu thereof, Managers of the Company have unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, as required by the Operating Agreement (the “Manager Approval”). The Member Approval and the Manager Approval are the only necessary action on the part of the Company required in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.
     Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Operating Agreement, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.05. Capitalization. (a) The authorized membership interests of the Company consist of 12,000,000 Units, of which 3,625,100 Units are issued and outstanding. The Company has issued and outstanding 108,000 unexercised and unvested Company Equity Options. No other membership interests in the Company are outstanding. All outstanding Units are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company’s certificate of formation or Operating Agreement or any agreement to which the Company is a party or by which it is bound, and all outstanding Units and Company Equity Options have been issued in compliance in all material respects with federal and state securities laws. There are no declared or accrued unpaid distributions or dividends with respect to any Units. The outstanding Units are not represented by certificates and the Company has not issued any certificates with respect to any outstanding or canceled Units.
     (b) Except as set forth in this Section 5.05, there are no outstanding (i) units of membership interest or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for units of membership interest or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any membership interest, voting securities or securities convertible into or exchangeable for membership interest or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.
     Section 5.06. Ownership of Units; Option Plan. As of the date hereof, all of the outstanding Units are owned of record by the Persons, and in the respective amounts, set forth in Section 5.06(a) of the Company Disclosure Schedule with the last known address of such Persons indicated thereon. Except for the 2005 Equity Incentive Plan, the Company has not adopted or does not maintain any equity option plan or other plan providing for equity compensation to any Person. Section 5.06(b) of the Company Disclosure Schedule sets forth, as of the date hereof, (a) the holders of all outstanding Company Equity Options and the number of Units subject thereto, (b) the vesting schedule for each such Company Equity Option, (c) whether such Company Equity Option is an “incentive stock option,” within the meaning of Section 422 of the Code or a nonqualified equity option and (d) the exercise price and date of grant for each such Company Equity

Option. The treatment of the Company Equity Options as set forth in Section 2.05, including the cancellations contemplated thereby, can be validly effected and shall be enforceable against the holders of the Company Equity Options in full satisfaction of any obligations under such Company Equity Options.
     Section 5.07. Subsidiaries. (a) The Company has no and has never had any subsidiaries or affiliated companies and does not otherwise own or control, and has never owned or controlled, directly or indirectly, any equity interest in any corporation, association, limited liability company, partnership or business entity, aside from its interest in Compensation Management Services Private Limited (India) (the “Subsidiary”). The Company is not a participant in any joint venture, partnership or similar arrangement nor has the Company ever been a participant in any such arrangement.
     (b) The Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All of the outstanding capital stock of, or other voting securities or ownership interests in the Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Subsidiary or (ii) options or other rights to acquire from the Company or the Subsidiary, or other obligation of the Company or the Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in the Subsidiary. There are no outstanding obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any of the securities of the Subsidiary.
     (c) The Subsidiary has no operation, assets or Liabilities of any type, whatsoever.
     Section 5.08. Financial Statements. (a) The Company has made available to the Parent financial statements of the Company (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended December 31, 2006 and for the ten months ended October 31, 2007. The financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The financial statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year end audit adjustments in the case of the October 31, 2007 interim financial statements.
     (b) The financial statements were prepared from the books and records of the Company which books and records have been maintained in all material respects in accordance with all applicable legal requirements and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP. The Company maintains materially accurate books and records reflecting its assets and liabilities and proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     Section 5.09. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:
     (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (b) any amendment of the certificate of formation or Operating Agreement or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company;
     (c) any splitting, combination or reclassification of any Unit or other membership interests of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, units or property or any combination thereof) in respect to any Units or other membership interests, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities;
     (d) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Units or any Company Securities, or (ii) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise);
     (e) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company in excess of an aggregate of $100,000;

     (f) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company of any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;
     (g) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company, other than in the ordinary course of business consistent with past practice;
     (h) other than in connection with actions permitted by Section 5.09(d) or Section 5.09(e), the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
     (i) the creation, incurrence, assumption or sufferance to exist by the Company of any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;
     (j) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (k) (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, the Surviving LLC, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company;
     (l) (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of the Company, (iv) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or (v) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company;

     (m) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;
     (n) any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;
     (o) any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (ii) any Member litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
     (p) any Tax election made or changed, any annual Tax accounting period made or changed, any method of Tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or
     (q) any agreement with respect to the matters set forth in clauses (a)-(p), above.
     Section 5.10. No Undisclosed Material Liabilities. There are no Liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability of the Company, other than:
     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, and
     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.11. Material Contracts. (a) As of the date hereof, the Company is not a party to or bound by:
          (i) any lease of or other occupancy arrangement regarding real property;

          (ii) any lease of personal property providing for annual payments by the Company of $10,000 or more and which is not cancelable or terminable without penalty with notice of 60 or less days;
          (iii) any agreement for the purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets that provides for (or would reasonably be expected to result in) either annual payments by the Company of $25,000 or more or aggregate payments by the Company of $50,000 or more;
          (iv) any sales, rental, distribution or other similar agreement providing for the sale, rental or distribution by the Company of materials, supplies, goods, services, equipment or other assets that expressly provides for (or would reasonably be expected to result in) either annual payments to the Company of $25,000 or more or aggregate payments to the Company of $50,000 or more;
          (v) any partnership, joint venture or other similar agreement or arrangement;
          (vi) any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
          (vii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
          (viii) any alliance, agency, dealer, sales representative, marketing or other similar agreement;
          (ix) any consulting, services, development or collaboration agreement or other agreement for development of products and services for the Company;
          (x) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation, Parent or any of Parent’s Affiliates after the Closing Date;
          (xi) any agreement providing for indemnification by the Company, or in favor of the Company, other than indemnification provisions arising in the ordinary course of business and consistent with past practices, including without limitation in purchase orders, customer agreements or indemnities of lessors (other than any Affiliate) under any leases;

          (xii) any material agreement containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;
          (xiii) any agreement with any Affiliate of the Company, any director or officer of the Company, or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;
          (xiv) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, Company Securities or debt instruments, or any undertaking, promise or other obligation, written or oral, of the Company to issue any Company Securities, the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
          (xv) any agreement with or among the Members, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Securities, including any restriction on the right of a Member to vote, sell or otherwise dispose of such Company Securities; or
          (xvi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.
     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Section of the Company Disclosure Schedule or required to be disclosed pursuant to this Section (each, a “Material Contract”), is a valid and binding agreement of the Company and is in full force and effect, and none of the Company or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. True and complete copies of each such Material Contract has been delivered to or made available to Parent prior to the date hereof.
     (c) To the knowledge of Company, no Person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. To the Company’s knowledge, no other party to a Material Contract intends to terminate the Material Contract to which it is a party.
     (d) The Company has complied with all material terms contained in any Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, and no refunds of any past payments are or are expected to become due. The consummation of the transaction contemplated hereby will not require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under or cause or permit the termination, cancellation, acceleration or other changes of right or obligation or other loss of any benefit to which the Company is entitled under any provision of any Material Contract.
     Section 5.12. Compliance with Laws and Court Orders. The Company is and has at all times been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 5.13. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any Person for whom the Company may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.
     Section 5.14. Properties. (a) The Company has good and valid, indefeasible, fee simple and marketable title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except the Permitted Liens.
     (b) All of the tangible assets of the Company which, individually or in the aggregate, are material to the operation of its business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used and for the conduct of its business in substantially the same manner as it has heretofore been conducted.
     (c) Section 5.14 of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business. The Company does not own any real property.

     Section 5.15. Intellectual Property. (a) Section 5.15(a) of the Company Disclosure Schedule contains a true and complete list of all registrations or applications for registration by the Company included in the Owned Intellectual Property Rights. Section 5.15(a) of the Company Disclosure Schedule contains a true and complete list of all agreements (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $10,000 or less) to which the Company is a party or otherwise bound and pursuant to which the Company (i) obtains the right to make, use, sell, offer for sale or import, or a covenant not to be sued under, any Intellectual Property Right, (ii) grants the right to make, use, sell, offer for sale or import, or a covenant not to be sued under, any Intellectual Property Right or (iii) pays or has any obligation to pay any on-going or future royalty, license fee or other amount, whether fixed or contingent, for the use or ownership of any Intellectual Property Rights. All of the issued patents and registered trademarks, service marks and copyrights included in the Owned Intellectual Property Rights are currently in compliance in all material respects with all formal legal requirements (including as to any and all patents, the payment of filing, examination and maintenance fees and proofs of working or use, and as to all registered trademarks and service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date and, to the Company’s knowledge, are valid and enforceable.
     (b) The Company is the sole owner of all Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien, other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.
     (c) None of the Company or any of its respective services infringes, misappropriates or otherwise violates (nor has in the past infringed, misappropriated or otherwise violated) any Intellectual Property Right of any Third Party. None of the Owned Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.
     (d) As of the date hereof, there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company (i) based upon, or challenging or seeking to deny or restrict, the validity of, or the rights of the Company in, any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights (including any opposition, cancellation, interference, reissue, re-examination or invalidation proceedings), (ii) alleging that the use of any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party.
     (e) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right except where such infringement, misappropriation or violation would not have a Material Adverse Effect. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.
     (f) The Company has taken reasonable steps to maintain the confidentiality of all Intellectual Property Rights of the Company that are material to the business or operation of the Company and the value of which to the Company is contingent upon maintaining the confidentiality thereof and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company, all of whom are bound by confidentiality obligations and, in the case of current employees, written confidentiality agreements. All former and current employees of the Company (and any Third Party consultants who have participated in the conception or development of any Intellectual Property Rights on behalf of the Company), have executed written agreements with the Company that assign to the Company, to the fullest extent permitted by Applicable Law, all rights to any Intellectual Property Rights relating to the business of the Company.
     (g) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from Third Parties was used in the development of the Owned Intellectual Property Rights and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any of the Owned Intellectual Property Rights. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property Right, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
     (h) No Person other than the Company possess any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business pursuant to a written agreement, in the form of or substantially similar to the Company’s standard form of software escrow agreement substantially in the form previously furnished to Parent.
     (i) Except as identified and described in Section 5.15(i) of the Company Disclosure Schedule, to the knowledge of the Company, the source code that is part of the Owned Intellectual Property Rights (including without limitation source code embedded in hardware) does not contain and is not derivative of any software that is distributed under a license or distribution model requiring the public distribution or disclosure of source code, including without limitation the GNU General Public License (GPL), or the GNU Lesser General Public License or GNU Library General Public License (LGPL).
     Section 5.16. Insurance Coverage. The Company has furnished to Parent a list of, and furnished or made available prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the Company’s inception and remain in full force and effect. The Company has no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.
     Section 5.17. Licenses and Permits. Section 5.17 of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (the “Permits”) together with the name of the Governmental Authority issuing such Permit. (i) The Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits, except for defaults that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     Section 5.18. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the Company Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Company Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such businesses of the Company as of the Company Balance Sheet Date have been included in the Company Balance Sheet.
     Section 5.19. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 5.20. Taxes. (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all material respects.
     (b) The Company has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily records items on their respective books.
     (c) (i) The charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on their respective books; and (ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action that would give rise to a Tax liability, other than in the ordinary course of business.
     (d) (i) The Company is not delinquent in the payment of any Tax, and the Company has not has requested any extension of time within which to file any Tax Return and has not yet filed such Return; (ii) the Company has not granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax or Tax Asset; (iv) no adjustment that would increase the Tax liability, or reduce any Tax Asset of the Company has been made, proposed or, to the knowledge of the Company, threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority; (vi) the Company has not received a tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business; and (vii) during the two-year period ending on the date hereof, neither the Major Members nor the Company has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect the Company), nor has it, to the extent it may affect or relate to the Company, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.
     (e) Section 5.20(e) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or its former Subsidiaries did not file Returns that the Company or its former Subsidiaries was subject to taxation in that jurisdiction.
     (f) (i) The Company has not been a member of an affiliated, consolidated, combined or unitary group; (ii) the Company is not party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company, regardless of whether such Tax is imposed on the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
     (g) (i) Neither the Members nor the Company is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the Company; (ii) the Company is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and (iii) during the two-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (h) (i) The Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code

(or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; (ii) no Tax Asset of the Company is currently subject to a limitation under Section 382 or Section 383 of the Code; (iii) there is no consolidated overall foreign loss that could be allocated, in whole or in part, to the Company; (iv) the Company will not be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code) and (v) with respect to each entity in which the Company owns an equity interest and which is fiscally transparent for Tax purposes, such entity’s Tax year will end on the Closing Date.
     (i) The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.
     (j) (i) No election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company as an association, corporation or partnership.
     (k) The Company is taxed as a partnership for federal Tax purposes.
     Section 5.21. Employees. Section 5.21 of the Company Disclosure Schedule forth a true and complete list of (i) the names, titles, annual salaries, bonuses and other compensation of all officers and other employees of the Company and (ii) the wage rates for non salaried employees of the Company (by classification). None of such employees has indicated to the Major Members that he intends to resign or retire as a result of or in connection with the transactions contemplated by this Agreement.
     Section 5.22. Labor Matters. The Company is and has been in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. As of the date hereof, there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or similar, non-U.S., state or local body.
     Section 5.23. Employee Benefit Plans. (a) Schedule 5.23 contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, or with respect to which the Company has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or any multiple employer plan.
     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
     (f) The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid excise tax under Section 4980B of the Code.
     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2006.
     (h) The Company is not a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization, and no Company employee is a member of any labor union or organization.
     (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.
     (j) As of the date hereof, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.
     (k) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.
     (l) The Company has terminated its participation in the AGI 401(k) plan in accordance with the terms of such plan prior to the Closing Date.
     Section 5.24. Environmental Matters. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company and relating to or arising out of any Environmental Law;
          (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and
          (iii) there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company that has not been delivered to Parent at least five Business Days prior to the date hereof.
     (c) The Company does not own, lease or operate or has not owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.
     (d) For purposes of this Section 5.24, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.
     Section 5.25. Affiliate Transactions. No Member, manager or officer of the Company, and, to the knowledge of the Company, no Affiliate or “associate” (or member of any of the “immediate families”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any manager or officer of the Company, or any Member who has nominated or designated a manager of the Company, or of any other Member (other than to the extent arising in connection with such Member’s equity investment in the Company), (i) is, or has in the past two years been, involved, directly or indirectly, in any material business arrangement or other material relationship with the Company (whether written or oral) (other than relationships arising out of such Person’s capacity as a security holder, manager, officer or employee of the Company), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or (iii) is, or has in the past two years been, engaged, directly or indirectly, in the conduct of the business of the Company (other than in such Person’s capacity as a security holder, manager, officer or employee of the Company).
     Section 5.26. Bank Accounts; Letters of Credit; Powers of Attorney. Section 5.26 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company, and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 5.26 of the Disclosure Schedule.
     Section 5.27. Member Communications. The Company has prepared and distributed a Notice to Members of Compensation Technologies LLC (the “Member Communications”) in connection with the Member Approval and the consummation of the Merger. The Member Communications did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representation and warranty contained in the preceding sentence does not apply to any statements or omissions in the Member Communications based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.
     Section 5.28. No Appraisal Rights. No Member of the Company is entitled to any contractual appraisal rights within the meaning of Section 18-210 under Delaware Law in connection with the Merger or the other transactions contemplated by this Agreement.
     Section 5.29. Representations Complete. None of the representations or warranties made by the Company in this Agreement, nor any statement made by the Company in any exhibit, schedule or certificate furnished by the Company to Parent pursuant to this Agreement, nor any statement made in the Member Communications contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided that the Company makes no representation or warranty with respect to information provided by Parent or any other party for inclusion in the Member Communications.
     Section 5.30. Additional Representations and Warranties of the Major Members. Each Major Member severally and not jointly represents and warrants that (i) such Major Member holds of record and owns beneficially the number of Units set forth next to his name in Schedule 5.06(a) of the Company Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands; (ii) such Major Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Major Member to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement); (iii)

and such Major Member is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Securities.
ARTICLE 6
Representations and Warranties of Parent and the Merger Subsidiary
     Section 6.01. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 6.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.
     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.
     Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of formation or operating agreement of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable

Law, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.
     Section 6.05. Ownership of Merger Subsidiary; No Prior Activities. Merger Subsidiary is a direct wholly-owned subsidiary of Parent. Merger Subsidiary has engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.
     Section 6.06. Financial Statements. (a) Parent has made available to the Company financial statements of Parent, including Parent’s balance sheet, statements of operation and statements of cash flows as of and for the fiscal year ended December 31, 2006 and for the nine months ended September 30, 2007. The financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The financial statements fairly present in all material respects the financial condition and operating results of Parent as of the dates, and for the periods, indicated therein, subject to normal year end audit adjustments in the case of the September 30, 2007 interim financial statements. (b) The financial information set forth in Schedule 6.06(b) hereto has been prepared in accordance with GAAP applied on a consistent basis and is true and correct and accurately reflects the financial performance of Parent’s Services Business for calendar year 2006 and for the eleven months ended November 30, 2007. (c) The backlog information set forth in Schedule 6.06(c) hereto (the “Backlog Report”) is true and correct and accurately reflects revenue that the Services Business expects to recognize during calendar year 2008.
     Section 6.07. Miscellaneous. To the Parent’s knowledge, no customers listed in the Backlog Report are in jeopardy of significantly reducing or terminating their use of Parent’s professional services for the remaining term of their agreement with Parent or its Affiliates.  No group of employees or consultants in the Services Business have expressed their intent to resign, nor to Parent’s knowledge, are any of such individuals reasonably likely to threaten to resign or to resign due to the transactions contemplated herein.   As of the date

hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of the Parent, any basis therefor) pending against, or, to the knowledge of the Parent, threatened against or affecting, the Services Business, any present or former officer, director, employee or consultant of the Parent or any of their respective properties before any court or arbitrator or before or by any Governmental Authority. There are no client engagements of Parent where Parent’s employees or consultants are working to implement and support Parent’s products and are working in a non-billable or significantly reduced (sub $100/hr) billing capacity. To the knowledge of the Parent, there exists no risks that Parent is going to take a write off for services previously provided that will impact the 2008 Services Business revenues. Other than pursuant to Applicable Law, there are no circumstances that exist that would prevent Executive’s ability to terminate, reassign, or change the salary of any of the managers in the Services Business.
     Section 6.08 . Capital Resources. Parent has sufficient capital resources to pay the Aggregate Merger Consideration as it becomes due.
ARTICLE 7
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 7.01 . Further Assurances. At and after the Effective Time, the officers and directors of the Surviving LLC shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving LLC any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving LLC as a result of, or in connection with, the Merger.
     Section 7.02 . Cooperation on Tax Matters. The Member Representative shall prepare or cause to be prepared and file or cause to be filed all U.S. federal and state partnership income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent and the Member Representative shall cooperate fully, as and to the extent reasonably requested by the other party and at the requesting party’s expense, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent (on its behalf and on behalf of the Company post-Closing) and the Member Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Member Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or the Member Representative, as the case may be, shall allow the other party to take possession of such books and records.
     Section 7.03 . Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) (“Transfer Taxes”) shall be paid equally by the Members and Parent when due, and the Parent will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Members and Parent will equally share the expenses incurred in filing such Tax Returns. Parent and the Member Representative agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed with respect to the transactions contemplated hereby.
     Section 7.04 . Conduct of Combined Survivor After the Closing. During the period from the Closing Date until December 31, 2008, Parent agrees that it will use commercially reasonable efforts to operate the Services Business (which, for purposes of this covenant, includes the Company’s business) in a manner intended to achieve Milestone 2 to the maximum extent. Notwithstanding the foregoing, the parties acknowledge and agree that Parent shall be entitled to react in Parent’s reasonable discretion to changes in business conditions as they occur in a manner that Parent believes in the best interest of the Company as a whole; provided, that if (i) Parent makes any change in its business that materially and adversely affects the ability to attain Achievement of Milestone 2 or (ii) if any of Parent’s representations and warranties contained in Article 6 is untrue in a manner that materially and adversely affects the ability to attain Achievement of Milestone 2, then, in either case, Parent and the Member Representative shall negotiate in good faith to adjust the definition of Achievement of Milestone 2 in a manner equitable to the Members of the Company to reflect the change in business or the misrepresentation (without taking into account any materiality qualifiers), as applicable.
     Section 7.05 . Non-competition; Non-solicitation. In consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Major Member agrees as follows:
     (a) For a period commencing on the date hereof and ending on the third anniversary of the Closing Date (the “Restricted Period”), such Major Member will not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, engage in or participate in any business (including, without limitation, any division, group or franchise of a larger organization) in North America, Europe, Asia and other countries throughout the world which engages or which proposes to engage in the implementation or hosting of Parent’s software (the “Competitive Business”). For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise), provided that nothing herein shall prevent such Major Member from owning, solely as a passive investment, securities in any publicly traded company so long as Major Member does not beneficially own, directly or indirectly, more than 1% of the equity securities of such company and has no active participation in the business of such company.
     (b) During the Restricted Period, Major Member shall not, directly or indirectly, recruit, solicit or otherwise induce any employee, sales agent or consultant of Parent or the Company to discontinue such employment, agency, or consultant relationship with Parent or the Company, or any person who has been an employee, sales agent or consultant of Parent or the Company in the then immediately preceding three months.
     (c) If one or more of the provisions contained in this Section 7.05 shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable under applicable law, such provision or provisions shall be modified or substituted by the appropriate judicial body so as to cover the maximum period, scope or geographical area permitted by applicable law.
     (d) Major Member acknowledges and agrees that Parent’s remedy at law for a breach or threatened breach of any of the provisions of this Section 7.05 would be inadequate. In recognition of this fact, each Major Member agrees that, in the event of a breach by such Major Member of any of such provisions and in addition to Parent’s remedy at law, Parent shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Parent from pursuing any other remedies available to it for such breach or threatened breach.

     Section 7.06 . Manager And Officer Liability. Parent covenants that Parent and Surviving LLC shall do the following:
     (a) For a period constituting the applicable statute of limitations, commencing on the Effective Time, Parent and Surviving LLC shall indemnify and hold harmless the present and former Managers and officers of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.
     (b) If Parent, the Surviving LLC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving LLC, as the case may be, shall assume the obligations set forth in this Section 7.06.
     Section 7.07 . Access to Information. On and after the Closing Date, the Major Members and Parent will, and will cause their Affiliates to, promptly afford to Parent and the Major Members, respectively, and their agents reasonable access to their books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation relating to the Service Business, the operation of the Company prior to the Closing, or the transactions contemplated hereunder, other than a dispute or litigation between Parent and the Major Members or their Affiliates; provided that any such access shall not unreasonably interfere with the conduct of their respective businesses.
ARTICLE 8
Conditions to the Merger
     Section 8.01 . Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) the transactions contemplated by the CMS Merger Agreement shall be consummated as of the Closing Date.
     Section 8.02 . Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, which may be waived by Parent:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing and (iii) Parent shall have received a certificate signed by the President of the Company to the foregoing effect.
     (b) Parent shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to the Company.
     (c) Parent shall have received certification signed by each Member in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that the Member is not a “foreign person” as defined in Section 1445 of the Code.
     (d) Executive shall have executed and delivered to Parent the Employment Agreement.
     Section 8.03 . Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions, which may be waived in writing by the Member Representative:
     (a) (i) the Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, and (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true in all material respects at and as of the Closing Time and the Company shall have received a certificate signed by the President of the Parent to the foregoing effect; and
     (b) Parent shall have executed the Employment Agreement with Executive.
ARTICLE 9
Survival; Indemnification
     Section 9.01 . Survival. The representations and warranties of the Company and the Members contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date the “Expiration Date;” provided that the representations and warranties in Sections 5.02 (Corporate Authorization), 5.05

(Capitalization), 5.06 (Ownership of Units; Option Plan), Section 5.07(c) (with respect to the Subsidiary), 5.20 (Taxes) and 5.30 (Additional Representations and Warranties of the Major Members) (collectively, the “Specified Representations”) shall survive indefinitely or until the latest date permitted by the applicable statute of limitations. All of Parent’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement, other than the Employment Agreement and the Escrow Agreement, shall terminate at the Expiration Date.
     Section 9.02 . Escrow Arrangements.
     (a) Escrow Fund. On the Closing Date, the Escrow Amount, without any act of the Members, will be deposited by Parent on behalf of the Members with the Escrow Agent, such deposit together with the escrow amount specified in the CMS Merger Agreement to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each Member shall be as set forth in Schedule I. For the avoidance of doubt, the Escrow Fund means $900,000, available jointly and severally to satisfy Losses under both this Agreement and the CMS Merger Agreement. The Members shall indemnify and hold Parent and its officers, directors and Affiliates (the “Indemnified Parties”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by the Indemnified Parties (including, after the Closing Date, the Company) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Members or the Company contained in this Agreement, (ii) any failure by the Members or the Company to perform or comply with any covenant contained in this Agreement, and (iii) all Taxes of the Company relating or apportioned to any Pre-Closing Tax Period. No Member shall have any right to contribution from the Company for any claim made by Parent after the Closing Date.
     (b) Limitation on Liability. Parent and the Members hereby agree that, except in the event of fraud or with respect to the Specified Representations or Section 9.02(a)(iii), for which the indemnification of Parent shall be unlimited in amount, Parent’s sole and exclusive recourse against the Company and the Members for any Loss shall be expressly limited to the Escrow Fund and in accordance with the indemnification provisions of this Article 9; provided that Members shall not be liable for any Losses (other than Losses resulting from breaches of Specified Representations) unless the aggregate amount of Losses exceeds $75,000 and then Members shall be liable for Losses from the first dollar. The amount of indemnifiable Losses required to be paid by the Members to an Indemnified Party from the Escrow Fund shall be reduced by the amount of (or if already paid to such Indemnified Party, promptly repaid to the Escrow Fund in the amount of) any recoveries actually received by such Indemnified Party during the Escrow Period under insurance policies or via contribution or other related payments received from third parties. For the avoidance of doubt, the amount of any Losses for which an Indemnified Party is entitled to indemnification under this Article 9 shall not be reduced by the amount of any Tax benefit realized by the Indemnified Party in connection with the incurrence of such Losses. The Indemnified Parties shall take all actions reasonably necessary to mitigate any indemnifiable Losses in connection with an indemnity claim made pursuant to this Article 9. The remedies in this Article 9 shall be the sole and exclusive remedies of Parent and Merger Subsidiary with respect to any breach of the representations, warranties, covenants and agreements of the Company and the Members pursuant to this Agreement or any certificate or other instrument delivered by the Company or the Members pursuant to this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual fraud is proven on the part of a party by another party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law.
     (c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate at 5:00 p.m., California time on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgment of Parent, subject to the objection of the Member Representative and the subsequent arbitration of the matter in the manner provided in Section 9.02(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined in paragraph (d) below) that has been prepared and delivered in good faith to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. On the Expiration Date, any amounts as to which the Escrow Period has expired shall be promptly paid out to the Members. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Members the remaining portion of the Escrow Fund not required to satisfy such claims including all interest or other income earned by the Escrow Agent on the Escrow Fund. Deliveries of Escrow Amounts to the Members pursuant to this Section 9.02(c) shall be paid to the Members in accordance with Section 2.03(a)(iii) and the payment instructions set forth on Schedule I attached hereto.
     (d) Claims Upon Escrow Fund. Prior to the Expiration Date, if Parent has incurred or reasonably anticipates in good faith that it will incur Losses, Parent shall deliver to the Escrow Agent, a certificate signed by any officer of Parent (an “Officer’s Certificate”) (i) stating that Parent has incurred or reasonably anticipates in good faith that it will incur Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. If Parent had not incurred such Losses at the time it initially submitted the Officer’s Certificate, then once Parent does incur such Losses, it shall provide further written notice of such to the Escrow Agent and the Member Representative indicating the amount to be disbursed to the Indemnified Parties out of the Escrow Fund. Subject to subsection (e) below, thirty (30) days after the Escrow Agent has received such written notice, provided that it had received the initial Officer’s Certificate related to such Loss before the Expiration Date, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount in cash held in the Escrow Fund equal to such Losses.
     (e) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent or written notice pursuant to paragraph (d) above stating that Parent had incurred Losses, a duplicate copy of such certificate shall be delivered to the Member Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 9.02(d) hereof unless the Escrow Agent shall have received written authorization from the Member Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of funds from the Escrow Fund in accordance with Section 9.02(d) hereof; provided, however, that no such payment or delivery may be made if the Member Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period, with a copy of such objection to be promptly delivered to Parent.
     (f) Resolution of Conflicts; Arbitration.
     (i) In case the Member Representative shall object in writing to any claim or claims made in any Officer’s Certificate, the Member Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Member Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.
     (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Member Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and such Member Representative. In the event that within thirty (30) days after submission of any dispute to arbitration, Parent and such Member Representative cannot mutually agree on one arbitrator, Parent and such

Member Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).
     (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of Santa Clara, California, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.
     (g) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Member Representative in writing of such claim setting forth such claims in reasonable detail and the Members shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Member Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Member Representative has consented in writing to any such settlement, the Members shall have no power or authority to object under any provision of this Article 9 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.
     Section 9.03 . Member Representative.
     (a) Members hereby agree that the Member Representative is hereby appointed as agent and attorney-in-fact for each Member, for and on behalf of the

Members, to give and receive notices and communications, to authorize delivery to Parent of funds from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing. Such agency may be changed by the Members from time to time upon not less than thirty (30) days prior written notice to Parent and the Escrow Agent; provided, however, that the Member Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Member Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Member Representative, and the Member Representative shall not receive compensation for his or her services. Notices or communications to or from the Member Representative shall constitute notice to or from each of the Members.
     (b) The Member Representative shall at all times act in his capacity as Member Representative in a manner that the Member Representative believes to be in the best interest of the Members. The Member Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Members for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accountants or experts. The Member Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.
     (c) The Member Representative shall not be liable for any act done or omitted hereunder as Member Representative while acting in good faith and in the exercise of reasonable judgment. The Members on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally and not jointly indemnify the Member Representative and hold the Member Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Members.
     (d) A decision, act, consent or instruction of the Member Representative shall constitute a decision, act, consent or instruction of all Members for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Members, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Member Representative as being the decision, act, consent or instruction of each and every such Member. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Member Representative.
     Section 9.04 . Apportionment of Straddle Period Taxes. For purposes of this Article 9, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.
     Section 9.05 . Adjustment to Aggregate Merger Consideration. Any amount paid by the Members or Parent under this Article 9 will be treated for Tax purposes as an adjustment to the Aggregate Merger Consideration.
     Section 9.06 . Indemnification by Parent. Parent shall indemnify and hold the Members harmless against all out of pocket Losses incurred by them, directly or indirectly, as a result of any breach of a representation or warranty of Parent or the Merger Subsidiary contained in this Agreement.
ARTICLE 10
Miscellaneous
     Section 10.01 . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:
Callidus Software, Inc.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
Attention: V. Holly Albert, General Counsel
Facsimile No.: (408) 975-6205
E-mail: valbert@callidussoftware.com

     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: Martin A. Wellington
Facsimile No.: (650) 752-3618
E-mail: martin.wellington@dpw.com
     if to the Company, to:
Compensation Technologies LLC
8155 East Indian Bend Road, Suite 109
Scottsdale, AZ 85250
Attention: Robert Conti
Facsimile No.: (480) 834-5012
E-mail: RConti@AlexanderGroupInc.com
     with a copy to:
Hayden Bergman Rooney, Professional Corporation
150 Post Street, Suite 650
San Francisco, CA 94108
Attention: Michael F. Hayden
Facsimile No.: (866) 409-3373
E-mail: mhayden@hbrpc.com
     If to the Member Representative, to:
Robert Conti
c/o The Alexander Group Inc.
8155 East Indian Bend Road, Suite 109
Scottsdale, AZ 85250
Attention: Robert Conti
Facsimile No.: (480) 834-5012
E-mail: RConti@AlexanderGroupInc.com
or to such other address, email or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 10.02 . Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 10.03 . Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. For the avoidance of doubt, the Legal Fees will be paid by Parent on behalf of the Major Members.
     Section 10.04 . Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.
     Section 10.05 . Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 10.06 . Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
     Section 10.07 . WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.08 . Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 10.09 . Entire Agreement. This Agreement, the CMS Merger Agreement, the Escrow Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 10.10 . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 10.11 . Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPENSATION TECHNOLOGIES LLC
By:	/s/ Robert Conti
	Name:	Robert Conti
	Title:	President

CALLIDUS SOFTWARE, INC.
By:	/s/ V. Holly Albert
	Name:	V. Holly Albert
	Title:	Senior V.P., General Counsel & Secretary

CT MERGER SUB LLC
By:	/s/ V. Holly Albert
	Name:	V. Holly Albert
	Title:	Vice President and Secretary

Robert Conti, as Member Representative
By:	/s/ Robert Conti
	Name:	Robert Conti

By:	/s/ David J. Cichelli
	Name:	David J. Cichelli

[Signature Page to Compensation Technologies LLC Merger Agreement]

By:	/s/ Robert C. Conti
	Name:	Robert C. Conti

By:	/s/ Gary S. Tubridy
	Name:	Gary S. Tubridy

[Signature Page to Compensation Technologies LLC Merger Agreement]